UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Soliciting Material Under Rule 14a-12

ENPRO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
JOHN J. QUICKE
KEVIN C. KING
DON DEFOSSET
DELYLE BLOOMQUIST

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of EnPro Industries, Inc. (the “Company”).  Steel has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On February 19, 2008, Steel issued the following press release:

Press Release	Source: Steel Partners II, L.P.

Steel Partners Urges EnPro to Take Immediate Steps to Enhance Shareholder Value
Tuesday February 19, 10:08 am ET

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel”) today sent a letter to the management and Board of Directors of EnPro Industries, Inc. (NYSE:NPO - News) (“EnPro” or the “Company”) expressing concern that the Company is not taking the necessary steps to enhance shareholder value. Steel also stated disappointment at the Board’s failure to provide a substantive response to Steel’s earlier value enhancement proposals.

Today’s letter follows a January 30th letter Steel sent to the Company in which it recommended EnPro pursue a beneficial and highly achievable recapitalization or retain an advisor to assess various strategic initiatives, including a sale of the Company.

“We believe that members of management and the Board need a sense of urgency in taking the necessary steps to immediately enhance stockholder value,” Warren Lichtenstein of Steel wrote in today’s letter. “Our concerns are heightened even more by the Company’s earnings shortfall and margin deterioration in the fourth quarter.”

Steel noted the 9.3% decline in the Company’s share price since the earnings announcement as a clear indication the market shares its belief that EnPro’s Board is not taking the necessary steps to maximize shareholder value.

Steel has nominated five candidates for election as directors at the 2008 annual meeting of shareholders of the Company. In today’s letter, Steel expressed its hope that the Board would agree to add its representatives to the Board on a voluntary basis.

Steel is the largest single shareholder in EnPro, holding 11.3% of the outstanding shares as of February 15, 2008.

Full text of the letter follows:

EnPro Industries, Inc.
5605 Carnegie Boulevard
Suite 500
Charlotte, North Carolina 28209
Attn:	William R. Holland, Chairman of the Board
Ernest F. Schaub, President and Chief Executive Officer

CC: Board of Directors

Dear Sirs:

On January 30, 2008, we sent you a letter recommending EnPro Industries, Inc. (the "Company") pursue a beneficial and highly achievable recapitalization or retain an advisor to assess various strategic alternatives, including a sale of the Company. We are disappointed that you have not responded to our proposals other than to publicly state that the Company is evaluating our recommended strategic alternatives and will update the market at the appropriate time. Last Thursday's earnings call would have been an appropriate time for the Company to address these serious issues. We believe that members of management and the Board need a sense of urgency in taking the necessary steps to immediately enhance stockholder value. Our concerns are heightened even more by the Company's earnings shortfall and margin deterioration in the fourth quarter. The 9.3% decline in the Company's share price since the earnings announcement is a clear indication that the market shares our belief that the Board is not taking the necessary steps to maximize stockholder value.

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We reiterate our recommendations which we outlined in our January 30, 2008 letter. The Company must appropriately and immediately assess its various strategic alternatives, with a focus on its short- and long-term capital allocation strategy. Management continues to refer to acquisitions as a potential use of capital. However, considering the current share price, we believe a share buyback represents the best and most efficient use of the Company's capital and believe it is highly unlikely that the Company will find acquisitions that are sufficiently large and inexpensive to match the absolute and relative return on investment which it will realize through the proposed recapitalization.

We would like to emphasize our belief that an election contest should be a last resort and hope that the Board would agree to add our representatives to the Board on a voluntary basis. In the interim, we will continue to seek representation on the Board. As always, we would welcome the opportunity to meet or have a telephonic conference with the members of the Board to discuss our proposals and any thoughts you may have on enhancing stockholder value.

Sincerely,

Warren Lichtenstein

About Steel Partners II, L.P.

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. (“Steel Partners II”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2008 annual meeting of stockholders of EnPro Industries, Inc., a North Carolina corporation (the “Company”).

STEEL PARTNERS II STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Steel Partners II, Steel Partners II GP LLC (“Steel GP LLC”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”), Warren G. Lichtenstein, James R. Henderson, John J. Quicke, Don DeFosset, Kevin C. King and Delyle Bloomquist (collectively, the “Participants”). As of February 15, 2008, Steel Partners II beneficially owned 2,433,838 shares of common stock of the Company (the “Shares”), constituting approximately 11.3% of the Shares outstanding. Steel Master is the sole limited partner of Steel Partners II. Steel GP LLC is the general partner of Steel Partners II and Steel Master. Partners LLC is the investment manager of Steel Partners II and Steel Master. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC. By virtue of these relationships, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the 2,433,838 Shares owned by Steel Partners II. Currently, Messrs. Henderson, Quicke, DeFosset, King and Bloomquist do not directly own any securities of the Company. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 2,433,838 Shares owned by Steel Partners II.

Contact:
Steel Partners
Jason Booth, 310-941-3616
or
Sitrick And Company
James Craig, 212-573-5100

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